EXHIBIT 4.1

THIS PROMISSORY NOTE IS SUBORDINATE TO THE OBLIGATIONS OF THE COMPANY WITH RESPECT TO THE SENIOR INDEBTEDNESS AND THE SERIES A PREFERRED STOCK PAYMENTS DESCRIBED BELOW.

THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SUBORDINATED PROMISSORY NOTE

$[____________]	_____________, 2011 Santa Barbara, California

FOR VALUE RECEIVED, Lenco Mobile Inc., a Delaware corporation (the "Company"), promises to pay to the order of _______________________, or its registered assigns ("Holder"), the principal sum of _______________ Dollars ($__________) on ______________, 2014.

1.           Definitions.  For purposes of this Promissory Note (this "Note"), the following terms shall have the following meanings:

"Business Day" means any day which is not a Saturday or Sunday or a legal holiday on which national banks are authorized or required to be closed.

"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" (and the lower-case versions of the same) shall have meanings correlative thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Liquidity Event" means (i) any consolidation or merger of the Company with or into any other corporation or entity, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions (whether or not the Company is a party) in which in excess of fifty-percent (50%) of the Company’s voting power is transferred to a party or parties who were not stockholders or affiliates of stockholders prior to such transfer (other than an equity financing exclusively for capital raising purposes in which the Company is the surviving entity, including a transaction in which holders prior to such transaction own less than 50% of the total voting power of the Company immediately after the closing of such financing) or (iii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.  For the avoidance of doubt, the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization dated November 6, 2011, as amended, shall not be deemed a Liquidity Event.

"Maturity Date" means the earlier of (a) a Liquidity Event, (b) _____________, 2014.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Senior Indebtedness" means all indebtedness of, or guaranteed by, the Company for indebtedness owed to its senior lenders (including, without limitation, any secured indebtedness of the Company) whether now existing or hereafter arising, including without limitation all principal of and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees and expenses owing by the Company to the holders such indebtedness.

"Series A Preferred Stock Payments" means all payments, whether on account of principal, interest, or any other amounts, now or hereafter owed with respect to the Company's Series A Preferred Stock.

"Series B Preferred Stock Payments" means all payments, whether on account of principal, interest, or any other amounts, now or hereafter owed with respect to the Company's Series B Preferred Stock.

"Subordinated Indebtedness" means (i) all principal of and interest on this Note, (ii) all principal of and interest on all other subordinated notes made by the Company on the date hereof (the "Other Notes") and (iii) all other amounts payable by the Company in respect of this Note and in respect of the Other Notes, including without limitation costs of collection.

"Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, limited liability company, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (ii) that is, at any time any determination is made, otherwise Controlled by, the parent or one or more Subsidiaries of the parent and one or more Subsidiaries of the parent.

2.           Principal and Interest.

2.1           Principal.  Principal shall be payable in cash in three installments in the amounts and on the dates listed below:

Amortization Amount	Amortization Date
$_________________ [30% of the original principal amount]	_______________, 2012 [first anniversary]
$_________________ [30% of the original principal amount]	_______________, 2013 [second anniversary]
$_________________ [40% of the original principal amount]	_______________, 2014 [third anniversary]

In any event the remaining outstanding principal and other amounts under this Note shall be due and payable on the Maturity Date.  For the avoidance of doubt, upon the occurrence of a Liquidity Event, the Lender shall be entitled to payment in immediately available funds of all outstanding principal and interest on the Note, subject to subordination to the Senior Indebtedness and Series A Preferred Stock Payments pursuant to Section 6.1.  Notwithstanding the foregoing, the Company may, at any time, without penalty, prepay in whole or in part the unpaid balance of this Note.  All payments will first be applied to the repayment of accrued interest until all outstanding accrued interest has been paid, then shall be applied to the repayment of principal.

2.2           Interest Generally.  Interest shall accrue from the date hereof on a daily basis on the unpaid principal outstanding from time to time under this Note (computed on the basis of actual calendar days elapsed and a year of 365 days) at a rate equal to, from the date hereof through the Maturity Date, 12% per annum payable annually in arrears on the first anniversary hereof and on the Maturity Date.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.3           Default Interest.  Upon the occurrence and during the continuance of any Event of Default, all amounts (including, without limitation, any unpaid interest) outstanding under this Note shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to this Note (the "Default Rate").

3.           Form of Payment.  All payments shall be in lawful money of the United States of America and shall be sent to the address provided for Holder as set forth in this Note; provided that Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and Holder's wire transfer instructions.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

4.           Default.

4.1           Events of Default.  For purposes of this Note, "Event of Default" shall mean the failure to pay any indebtedness under this Note when and as the same shall become due and payable.

4.2           Consequences of Events of Default.  Subject to the following sentence, if any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Holder's sole remedy shall be to charge the Default Rate described in Section 2.3.  If any Event of Default shall occur as a result of the Company's failure to pay any indebtedness due on the Maturity Date, Holder may enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.

5.           Redemption.

5.1           Optional Redemption at Election of Holder.  At any time, Holder may, at its option, require the Company to redeem all of the principal amount under this Note by delivery of a written notice requesting such redemption and the amount of principal to be redeemed (the "Redemption Notice").  Subject to the limitations set forth in Section 5.2 below, the Note shall be redeemed on the thirtieth (30th) day (the “Redemption Date”) following the Company’s receipt of the Redemption Notice.

5.2           Limitation on Optional Redemption by Holders.  Any Redemption Notice to be delivered pursuant to Section 5.1 above can be made: (i) only if the sum of the Company’s cash, cash equivalents and marketable securities (as reflected on its balance sheet contained in its annual or quarterly report filed pursuant to the Exchange Act) has exceeded $5 million for the two consecutive quarterly periods prior to the delivery of any  Redemption Notice, and (ii) only once during any twelve month period.  The Company’s obligation to redeem a Note on any such Redemption Date shall be further limited to the higher of: a) 10% of the sum of the Company’s cash, cash equivalents and marketable securities in excess of $5 million on the Redemption Date; or b) the amount by which the sum of the Company’s cash, cash equivalents and marketable securities on the Redemption Date exceeds the sum of: (x) the amount of principal and accrued and unpaid interest on the Company’s Subordinated Indebtedness and (y) $10 million.

5.3           Mechanics of Redemption.  On or before any Redemption Date, each Holder shall surrender the certificate or certificates representing indebtedness owed to the Holder under this Note and the Company shall pay the Holder the amount of principal remaining under the Note and any accrued and unpaid interest.  Upon completion of payment by Company under this Section 5, this Note shall terminate and all of Holder’s rights under this Note shall cease.

6.           Priority of Note.

6.1           Subordination. The Company and Holder agree that, with the exception of permitted payments under this Section 6, the payment of Subordinated Indebtedness is hereby expressly subordinated in the right of payment to the prior payment in full of the Senior Indebtedness and the Series A Preferred Stock Payments.  Notwithstanding anything set forth herein to the contrary, so long as no default or event of default has occurred and is continuing with respect to the Senior Indebtedness or the Series A Preferred Stock Payments, the Company is expressly permitted to make the payments described in Section 2.  Additionally, the Company agrees that the Subordinated Indebtedness shall be senior in the right of payment to the prior payment of the Series B Preferred Stock Payments.

6.2           Liquidation.  In the event of any distribution of (a) the assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings), or upon any assignment for the benefit of creditors, or upon any other marshaling of the assets and liabilities of the Company for the benefit of any creditor or creditors or otherwise, or (b) net cash proceeds in connection with any Liquidity Event (a "Liquidation"):

(a)           all Senior Indebtedness and Series A Preferred Stock Payments shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

(b)           any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 5) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness and Series A Preferred Stock Payments to the extent necessary to pay all Senior Indebtedness and Series A Preferred Stock Payments in full; and

(c)           if, notwithstanding the foregoing terms of this Section 6, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation by the holder of the Subordinated Indebtedness before all Senior Indebtedness and Series A Preferred Stock Payments shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness and Series A Preferred Stock Payments to the extent necessary to pay all Senior Indebtedness and Series A Preferred Stock Payments in full.

6.3           Agreements with Holders of Senior Indebtedness and Series A Preferred Stock Payments.  Holder shall promptly execute such additional agreements as any holder or holders of Senior Indebtedness or Series A Preferred Stock Payments may reasonably request to confirm the provisions of this Note and otherwise provide for the reasonable subordination of the indebtedness evidenced by this Note on terms not materially inconsistent with this Note.

7.           Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY (BY ITS EXECUTION HEREOF) AND HOLDER (BY ITS ACCEPTANCE OF THIS NOTE) WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON OR RELATING TO THIS NOTE OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

8.           Governing Law.  This Note shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware.

9.           Amendment and Waiver.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holder.

10.         Notices.  Any notice or other communication or payment in connection with this Note may be made and is deemed to be given as follows: (i) if delivered in person or by courier, on the date when it is delivered; (ii) if by facsimile, when received at the correct number (proof of which shall be an original facsimile transmission confirmation slip or equivalent); or (iii) if sent by certified or registered mail or the equivalent (return receipt requested), on the date such mail is delivered, unless the date of that delivery is not a Business Day or that communication is delivered on a Business Day but after the close of business on such Business Day in which case such communication shall be deemed given and effective on the first following Business Day.  Any such notice or communication given pursuant to this Note shall be addressed to the intended recipient at its address or number (which may be changed by either party at any time) specified as follows:

If to the Company:	__________________________ __________________________ __________________________ Attn: ______________________ Facsimile No.: ______________
If to Holder:	__________________________ __________________________ __________________________ Attn: ______________________ Facsimile No.: ______________

11.           Assignment.  The provisions of this Note shall be binding upon and inure to the benefit of each of the Company and Holder and their respective successors and assigns, provided that (a) the Company shall not have the right to assign its rights and obligations hereunder or any interest herein and (b) Holder shall have the right to assign, endorse or transfer this Note and/or  its rights and obligations hereunder or any interest herein in whole, but not in part.

12.           Registered Obligation.  The Company shall establish and maintain a record of ownership (the "Register") in which it will register by book entry the interest of the initial Holder and of each subsequent assignee in this Note, and in the right to receive any payments hereunder, and any assignment of any such interest.  The Company shall make appropriate entries in the Register to reflect any assignment promptly following receipt of written notice from the assignor of such assignment.  Notwithstanding anything herein to the contrary, this Note is intended to be treated as a registered obligation for federal income tax purposes and the right, title, and interest of Holder and its assignees in and to payments under this Note shall be transferable only upon notation of such transfer in the Register.  This Section shall be construed so that this Note is at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).

13.           Entire Agreement.  This Note contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Note.

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IN WITNESS WHEREOF, the each of the undersigned has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

The Company: LENCO MOBILE INC., a Delaware corporation

By:
Name
Title

Holder: ____________________________________ [NAME OF HOLDER]